Exhibit 10.1

Mac-Gray Corporation
Director Stock Ownership Guidelines

The Board of Directors of Mac-Gray Corporation, a Delaware corporation (the “Corporation”), believes that the non-employee directors of the Corporation (“Directors”) should own and hold common stock of the Corporation to further align their interests with the interests of the Corporation’s shareholders.  Accordingly, the Board of Directors has adopted these Director Stock Ownership Guidelines effective as of July 1, 2008.

1.               A Director will be required to maintain ownership of a number of shares of the Corporation’s common stock equal to six (6) times the value of the Director’s annual retainer.

2.               A Director’s ownership will consist of all common shares of the Corporation which are a) owned outright by the Director and his or her immediate family members residing in the same household, whether held individually, jointly or in trust; b) granted to the Director in a given year for services rendered; c) acquired by the Director pursuant to option exercises; and d) acquired by the Director on the open market.

3.               A Director serving as of July 1, 2008 shall have until July 1, 2012 to achieve the target stock ownership level. A Director first elected to the Board after July 1, 2008 shall have four (4) years from his/her election to achieve the target stock ownership level.

4.               Any Director who fails to either achieve or maintain the target stock ownership level in a given year following June 30, 2012 will be subject to suspension from the Corporation’s annual stock option award and will not be considered for re-nomination to the Board of Directors.

5.               The Compensation Committee of the Board of Directors shall have administrative authority over these Guidelines, including interpretations thereof, and may recommend changes or additions to these Guidelines from time to time as it sees fit.  The Compensation Committee may waive these Guidelines as to a particular Director if compliance would create a severe hardship on such Director, though it is expected that these instances will be rare.